EXHIBIT 21.1

              LIST OF SUBSIDIARIES OF ASHLIN DEVELOPMENT CORPORTION

Gales Industries Merger Sub, Inc. (Delaware), wholly owned by Ashlin Development Corporation

Air Industries Machining, Corp. (New York), wholly owned by Gales Industries Merger Sub, Inc.